SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
               PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13d-2(a)
                               (Amendment No. 3)


                          Wyndham International, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)


                Class A Common Stock, $0.01 par value per share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  983101 10 6
-------------------------------------------------------------------------------
                                (CUSIP Number)

                               Michael D. Weiner
                          c/o Apollo Management, L.P.
                   10250 Constellation Boulevard, Suite 2900
                         Los Angeles, California 90067
                                (310) 843-1900
-------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                With a copy to:

                             Randall H. Doud, Esq.
                           Thomas W. Greenberg, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                           New York, New York 10036
                                (212) 735-3000

                                August 16, 2005
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: |_|

-------------------------------|               |-------------------------------
                               |               |
CUSIP No.   983101 10 6        |       13D     |  Page 2 of 11 Pages
-------------------------------|               |-------------------------------

-------------------------------------------------------------------------------

 1        NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Apollo Investment Fund IV, L.P.
-------------------------------------------------------------------------------

 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                               (a) |_|
                                               (b) |X|
-------------------------------------------------------------------------------

 3        SEC USE ONLY

-------------------------------------------------------------------------------

 4        SOURCE OF FUNDS*               OO
-------------------------------------------------------------------------------

 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------

 6        CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-------------------------------------------------------------------------------

               NUMBER OF                  7      SOLE VOTING POWER
                SHARES                                   0
             BENEFICIALLY                 -------------------------------------
               OWNED BY
                 EACH                     8      SHARED VOTING POWER
               REPORTING                                 0
                PERSON                    -------------------------------------
                  WITH
                                          9      SOLE DISPOSITIVE POWER
                                                         0
                                          -------------------------------------

                                         10      SHARED DISPOSITIVE POWER
                                                         0
-------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                0
-------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                     |_|
-------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0%
-------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
                PN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------|               |-------------------------------
                               |               |
CUSIP No.   983101 10 6        |       13D     |  Page 3 of 11 Pages
-------------------------------|               |-------------------------------

-------------------------------------------------------------------------------

 1        NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Apollo Overseas Partners IV, L.P.
-------------------------------------------------------------------------------

 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                          (a) |_|
                          (b) |X|
-------------------------------------------------------------------------------

 3        SEC USE ONLY
-------------------------------------------------------------------------------

 4        SOURCE OF FUNDS*    OO
-------------------------------------------------------------------------------

 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------

 6        CITIZENSHIP OR PLACE OF ORGANIZATION
                Cayman Islands
-------------------------------------------------------------------------------

               NUMBER OF                 7      SOLE VOTING POWER
                SHARES                               0
             BENEFICIALLY                --------------------------------------
               OWNED BY                  8      SHARED VOTING POWER
                 EACH                                0
               REPORTING                 --------------------------------------
                PERSON
                 WITH                    9      SOLE DISPOSITIVE POWER
                                                     0
                                         --------------------------------------
                                         10     SHARED DISPOSITIVE POWER
                                                     0
-------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                0
-------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES   |_|
-------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0%
-------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
                PN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------|               |-------------------------------
                               |               |
CUSIP No.   983101 10 6        |       13D     |  Page 4 of 11 Pages
-------------------------------|               |-------------------------------

-------------------------------------------------------------------------------

 1        NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Apollo Advisors IV, L.P.
-------------------------------------------------------------------------------

 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a) |_|
                             (b) |X|
-------------------------------------------------------------------------------

 3        SEC USE ONLY
-------------------------------------------------------------------------------

 4        SOURCE OF FUNDS*       N/A
-------------------------------------------------------------------------------

 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------

 6        CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-------------------------------------------------------------------------------

               NUMBER OF                  7      SOLE VOTING POWER
                SHARES                                 0
             BENEFICIALLY                 -------------------------------------
               OWNED BY
                 EACH                     8      SHARED VOTING POWER
               REPORTING                               0
                PERSON                    -------------------------------------
                 WITH
                                          9      SOLE DISPOSITIVE POWER
                                                       0
                                          -------------------------------------

                                          10     SHARED DISPOSITIVE POWER
                                                       0
-------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                0
-------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES            |_|
-------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0%
-------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
                PN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------|               |-------------------------------
                               |               |
CUSIP No.   983101 10 6        |       13D     |  Page 5 of 11 Pages
-------------------------------|               |-------------------------------

-------------------------------------------------------------------------------

 1        NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Apollo Management IV, L.P.
-------------------------------------------------------------------------------

 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                            (a) |_|
                            (b) |X|
-------------------------------------------------------------------------------

 3        SEC USE ONLY
-------------------------------------------------------------------------------

 4        SOURCE OF FUNDS*           N/A
-------------------------------------------------------------------------------

 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------

 6        CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-------------------------------------------------------------------------------

               NUMBER OF                  7     SOLE VOTING POWER
                SHARES                                 0
             BENEFICIALLY                 -------------------------------------
               OWNED BY
                 EACH                     8     SHARED VOTING POWER
               REPORTING                               0
                PERSON                    -------------------------------------
                 WITH
                                          9     SOLE DISPOSITIVE POWER
                                                       0
                                          -------------------------------------

                                          10    SHARED DISPOSITIVE POWER
                                                       0

-------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                0
-------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES           |_|
-------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0%
-------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
                PN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------|               |-------------------------------
                               |               |
CUSIP No.   983101 10 6        |       13D     |  Page 6 of 11 Pages
-------------------------------|               |-------------------------------

-------------------------------------------------------------------------------

 1        NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Apollo Real Estate Investment Fund IV, L.P.
-------------------------------------------------------------------------------

 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a) |_|
                             (b) |X|
-------------------------------------------------------------------------------

 3        SEC USE ONLY
-------------------------------------------------------------------------------

 4        SOURCE OF FUNDS*       OO
-------------------------------------------------------------------------------

 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------

 6        CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-------------------------------------------------------------------------------

               NUMBER OF                7      SOLE VOTING POWER
                SHARES                               0
             BENEFICIALLY               ---------------------------------------
               OWNED BY
                 EACH                   8      SHARED VOTING POWER
               REPORTING                             0
                PERSON                  ---------------------------------------
                 WITH
                                        9      SOLE DISPOSITIVE POWER
                                                     0
                                        ---------------------------------------

                                        10     SHARED DISPOSITIVE POWER
                                                     0
-------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                0
-------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES      |_|
-------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0%
-------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
                PN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------|               |-------------------------------
                               |               |
CUSIP No.   983101 10 6        |       13D     |  Page 7 of 11 Pages
-------------------------------|               |-------------------------------

-------------------------------------------------------------------------------

 1        NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Apollo Real Estate Advisors IV, L.P.
-------------------------------------------------------------------------------

 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a) |_|
                             (b) |X|
-------------------------------------------------------------------------------

 3        SEC USE ONLY
-------------------------------------------------------------------------------

 4        SOURCE OF FUNDS*       N/A
-------------------------------------------------------------------------------

 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)          |_|
-------------------------------------------------------------------------------

 6        CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-------------------------------------------------------------------------------

               NUMBER OF                  7      SOLE VOTING POWER
                SHARES                                 0
             BENEFICIALLY                 -------------------------------------
               OWNED BY
                 EACH                     8      SHARED VOTING POWER
               REPORTING                               0
                PERSON                    -------------------------------------
                 WITH
                                          9      SOLE DISPOSITIVE POWER
                                                       0
                                          -------------------------------------

                                          10     SHARED DISPOSITIVE POWER
                                                       0

-------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                0
-------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     |_|
-------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0%
-------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
                PN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------|               |-------------------------------
                               |               |
CUSIP No.   983101 10 6        |       13D     |  Page 8 of 11 Pages
-------------------------------|               |-------------------------------

-------------------------------------------------------------------------------

 1        NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                AIF/THL PAH LLC
-------------------------------------------------------------------------------

 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a) |_|
                             (b) |X|
-------------------------------------------------------------------------------

 3        SEC USE ONLY
-------------------------------------------------------------------------------

 4        SOURCE OF FUNDS*       OO
-------------------------------------------------------------------------------

 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)        |_|
-------------------------------------------------------------------------------

 6        CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-------------------------------------------------------------------------------

               NUMBER OF                  7      SOLE VOTING POWER
                SHARES                                 0
             BENEFICIALLY                 -------------------------------------
               OWNED BY
                 EACH                     8      SHARED VOTING POWER
               REPORTING                               0
                PERSON                    -------------------------------------
                 WITH
                                          9      SOLE DISPOSITIVE POWER
                                                       0

                                          -------------------------------------

                                          10     SHARED DISPOSITIVE POWER
                                                       0
-------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                0
-------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES      |_|
-------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0%
-------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
                OO
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Amendment No. 3 to Schedule 13D (this "Amendment") is filed by the undersigned to amend the Statement on Schedule 13D, filed by the undersigned on July 13, 1999 (the "Original Filing"), as amended by Amendment No. 1 to the Original Filing, filed by the undersigned on April 14, 2005 (the "First Amendment") and Amendment No. 2 to the Original Filing, filed by the undersigned on June 17, 2005 (the "Second Amendment"). Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Original Filing, the First Amendment or the Second Amendment, as applicable. Any reference to "this Schedule 13D" in the Original Filing, the First Amendment, the Second Amendment or in this Amendment shall refer to the Original Filing as amended by the First Amendment, the Second Amendment and this Amendment.

Item 4.  Purpose of Transactions.
         ------------------------

         Item 4 is hereby amended by adding the following:

         The closing of the transactions contemplated by the Blackstone Merger Agreement, including the Blackstone Merger, occurred on August 16, 2005. In connection with the Blackstone Merger, each outstanding share of Series B Preferred Stock held by the Reporting Persons was converted into $72.17 in cash. As a result, the Reporting Persons no longer hold any interest in the Registrant. Immediately prior to the closing of the Blackstone Merger, the Recapitalization Agreement was terminated.

Item 5.  Interest in Securities of the Issuer.
         -------------------------------------

         Item 5 is hereby amended and restated to read in its entirety as follows:

         As a result of the closing of the Blackstone Merger described in Item 4 above, none of the Reporting Persons holds any interest in the Registrant.

                                  SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this Statement with respect to it is true, complete and correct.

                                    August 17, 2005

                                   APOLLO INVESTMENT FUND IV, L.P.

                                   By:  Apollo Advisors IV, L.P., its
                                        General Partner

                                        By:  Apollo Capital Management IV,
                                             Inc., its General Partner


                                   By:  /s/ Michael D. Weiner
                                      -----------------------------------------
                                      Name:  Michael D. Weiner
                                      Title: Vice President


                                   APOLLO OVERSEAS PARTNERS IV, L.P.

                                   By:  Apollo Advisors IV, L.P., its Managing
                                   General Partner

                                        By: Apollo Capital Management IV, Inc.,
                                            its General Partner


                                   By:  /s/ Michael D. Weiner
                                      -----------------------------------------
                                      Name:   Michael D. Weiner
                                      Title:  Vice President


                                   APOLLO ADVISORS IV, L.P.

                                   By:  Apollo Capital Management IV, Inc.,
                                        its General Partner


                                   By:  /s/ Michael D. Weiner
                                      -----------------------------------------
                                      Name:  Michael D. Weiner
                                      Title: Vice President

                                   APOLLO REAL ESTATE INVESTMENT FUND IV, L.P.

                                   By:  Apollo Real Estate Advisors IV, L.P.,
                                        its General Partner

                                        By: Apollo Real Estate Capital Advisors
                                            IV, Inc., its General Partner


                                   By:  /s/ Michael D. Weiner
                                      -----------------------------------------
                                      Name:   Michael D. Weiner
                                      Title:  Vice President


                                   APOLLO REAL ESTATE ADVISORS IV, L.P.

                                   By: Apollo Real Estate Capital Management IV,
                                       Inc., its General Partner


                                   By:  /s/ Michael D. Weiner
                                      -----------------------------------------
                                      Name:  Michael D. Weiner
                                      Title: Vice President


                                   APOLLO MANAGEMENT IV, L.P.

                                   By:  AIF IV Management, Inc.,
                                        its General Partner


                                   By:  /s/ Michael D. Weiner
                                       ----------------------------------------
                                       Name:  Michael D. Weiner
                                       Title: Vice President


                                   AIF/THL PAH LLC

                                   By:  Apollo Management IV, L.P., its Manager

                                        By:  AIF IV Management, Inc., its
                                             general partner


                                   By:  /s/ Michael D. Weiner
                                      -----------------------------------------
                                      Name:  Michael D. Weiner
                                      Title: Vice President